CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos.333-194456, 333-190366, 333-157132, 333-131496, 333-83731, 33-57793, 33-57795, and 33-57797) of Matthews International Corporation of our report dated November 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in segments described in Note 17, and except for the effects of the revisions described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is August 7, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA
August 7, 2015